The Law Office of Stephen E. Rounds
1544 York Street, Suite 110
Denver, Colorado 80206
Tel. 303.377.6997  Fax 303.377.0231
sercounsel@msn.com

August 4, 2010

Board of Directors
Zhong Wen International Holding Co., Ltd.
Room 1101, 11/F
Shun Kwong Commercial Building
No. 8 Des Vouex Road West
Hong Kong

Re:	Legal Opinion
Pre-Effective Amendment No. 1 Form S-1 - Registration No. 333-167663

Gentlemen:

I am securities counsel to Zhong Wen International Holding Co., Ltd.,  (the “ Company ”), a Delaware.  This opinion is delivered in connection with the above captioned amendment to the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “ Registration Statement ”), relating to the registration, for re-sale, under the Securities Act of 1933, as amended (the “ Securities Act ”), of up to 578,800 shares of Company’s common stock, par value $.001 per share (the “ Shares ”), held by shareholders of the Company (also referred to in the Registration Statement as the “ Selling Shareholders”) named in the amendment to the Registration Statement.

In this regard, I have examined the amendment to the Registration Statement and the originals, or duplicates or certified or conformed copies, of such corporate and other records (including the Company’s Certificate of Incorporation and amendment thereto), agreements, documents and other instruments, and have made such other investigations I deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as I deemed appropriate.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, I am of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and non-assessable.  This opinion is given as of the date hereof, and I have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.

 I hereby consent to be named in the Registration Statement and in the Prospectus constituting a part thereof, as amended from time to time, and to the filing of this opinion as an Exhibit to Pre-Effective Amendment No. 1 to the Registration Statement.  In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Securities and Exchange Commission.

Yours Sincerely,

/s/ Stephen E. Rounds